UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2005

INNCARDIO, INC.
(Exact Name of Registrant as Specified in Charter)

Utah	000-28727	87-06254752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 19th Floor, New York, NY 10019
(Address of principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (646) 723 8940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

(a) As previously reported, on March 24, 2005, the Registrant entered into an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) among the Registrant, Cengent Acquisition Corp. (“CAC”), a wholly-owned subsidiary of the Registrant, and Cengent Therapeutics Inc. (“Cengent”), a privately held company. Pursuant to the Merger Agreement, CAC would merge with and into Cengent, and as a consequence of the merger (the “Merger”) Cengent would become a wholly owned subsidiary of the Registrant. Upon the conclusion of the Merger, on a fully diluted basis, and subject to certain other adjustments and exclusions, the Registrant's shareholders who were shareholders of the Registrant immediately prior to the Merger would have owned approximately fifty-five percent (55%), and the then former Cengent securities holders, in the aggregate, would have owned approximately forty-five percent (45%), of the common stock, par value $0.001 per share (the "Common Stock") of the Registrant. The Agreement and Plan of Merger was filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2005.

Upon execution of the Agreement and Plan of Merger, Bioaccelerate Holdings, Inc., a corporation of which the Registrant is an indirect subsidiary, and Cengent executed and delivered a credit line facility agreement dated March 24, 2005 (the “Credit Line Facility Agreement”) in favor of Cengent whereby Bioaccelerate Holdings, Inc. made a $500,000 working capital advance to Cengent. Pursuant to the Credit Line Facility Agreement, Bioaccelerate Holdings, Inc. agreed to make an additional $500,000 working capital advance to Cengent every 30 days thereafter until the Merger was consummated or the Agreement and Plan of Merger was terminated other than due to a breach by Bioaccelerate Holdings, Inc. of its obligation to deliver a working capital advance to Cengent. The description contained in this Item 1.02 of the terms and conditions of the Credit Line Facility Agreement is qualified in its entirety by reference to the full text of the Credit Line Facility Agreement, which is filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 30, 2005.

On November 14, 2005, the Agreement and Plan of Merger terminated as a consequence of a default under the Credit Line Facility Agreement.

[Signature on following page.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNCARDIO, INC.

By: /s/ Bernard Ross Bernard Ross, Chief Executive Officer Date: November 22, 2005